UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2024

Frontier Communications Parent, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-11001	86-2359749
(Commission File Number)	(IRS Employer Identification No.)
1919 McKinney Avenue, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

(972) 445-0042
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FYBR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On September 4, 2024, Frontier Communications Parent, Inc. (“Frontier” or the “Company”), entered into an Agreement and Plan of Merger (including the Exhibit thereto, the “Merger Agreement”) with Verizon Communications Inc., a Delaware corporation (“Parent”), and France Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

Subject to the terms and conditions set forth in the Merger Agreement, which has been unanimously approved by the board of directors of the Company (the “Board”), at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock (i) owned by Parent or Merger Sub, (ii) owned by the Company or (iii) held by any person who properly exercises appraisal rights under Delaware law) shall be converted into the right to receive an amount in cash equal to $38.50 per share, without interest (the “Merger Consideration”).

At the Effective Time, other than as set forth below, each outstanding (i) restricted stock unit that is subject solely to time-based vesting conditions (each, a “Company RSU”) and (ii) restricted stock unit that is subject to both performance-based and time-based vesting conditions (each, a “Company PSU”) will vest and be canceled and the holder thereof will be entitled to receive an amount in cash equal to the number of shares of Company Common Stock underlying such award (in the case of Company PSUs, based on attainment of all applicable performance goals at the greater of target and actual level of performance measured at the Effective Time) multiplied by the Merger Consideration.

At the Effective Time, a portion of the outstanding Company RSUs and Company PSUs granted following the date of the Merger Agreement (determined by proration of any such grant based on the time remaining between the Effective Time and the end of the relevant vesting period) shall be automatically converted into a number of unvested restricted stock units of Parent (“Parent RSUs”) equal to the number of such Company RSUs and Company PSUs multiplied by an exchange ratio equal to the Merger Consideration divided by the five day volume weighted average price of Parent common stock ending with the second complete trading day immediately prior to the closing date. Such conversion of Company PSUs shall be based on attainment of all applicable performance goals at the greater of target and actual level of performance measured at the Effective Time.

The Parent RSUs shall be subject to the same terms and conditions as applied to the Company RSUs and Company PSUs (including time-based vesting conditions but excluding performance-based vesting conditions) prior to the Effective Time.

The Merger Agreement contains customary representations and warranties of the Company, generally subject to customary materiality qualifiers. Additionally, the Merger Agreement provides for customary pre-closing covenants of the Company, including (i) covenants relating to conducting its business in the ordinary course and refraining from taking certain types of actions without Parent’s consent and (ii) certain “no-shop” restrictions which restrain the Company’s ability to solicit alternative acquisition proposals from third parties, and/or to provide information to third parties and to engage in discussions with third parties, in each case, in connection with alternative acquisition proposals, subject to certain exceptions. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Sub, including, among others, covenants by Parent and Merger Sub to use their reasonable best efforts to take all actions that are necessary, proper or advisable to obtain regulatory approval for the Merger under applicable competition laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and from the Federal Communications Commission and applicable state public utility commissions and local franchise authorities, subject to certain conditions contained in the Merger Agreement.

The consummation of the Merger is subject to certain closing conditions, including, among other things: (i) the approval of the holders of a majority of the voting power represented by the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”); (ii) the expiration or early termination of the applicable waiting period under the HSR Act; (iii) the receipt of certain required consents or approvals from the Federal Communications Commission and certain specified state public utility commissions and local franchise authorities; (iv) the absence of legal restraints prohibiting the Merger; and (v) other customary conditions specified in the Merger Agreement.

Notwithstanding the “no-shop” restrictions, prior to obtaining the Company Stockholder Approval, the Company may under certain circumstances provide non-public information to, and participate in discussions or negotiations with, third parties with respect to any unsolicited alternative acquisition proposal that the Board has determined constitutes or would reasonably be expected to result in a Superior Proposal. A “Superior Proposal” is a bona fide written Takeover Proposal (as defined in the Merger Agreement, with references to “25%” in the definition thereof deemed to be references to “50%”) made after the date of the Merger Agreement that the Board or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) would be more favorable to the Company’s stockholders than the Transactions (as defined in the Merger Agreement) from a financial point of view (including any changes to the terms of the Merger and the Merger Agreement proposed by Parent in accordance with the relevant provisions of the Merger Agreement) and (ii) is reasonably capable of being completed, in each case, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the Merger Agreement considered relevant by the Board or any duly authorized committee thereof.

Prior to obtaining the Company Stockholder Approval, the Board may, among other things, (1) change its recommendation that the Company’s stockholders adopt the Merger Agreement or (2) terminate the Merger Agreement to enter into a definitive acquisition agreement providing for a Superior Proposal, subject to complying with notice and other specified conditions, including giving Parent the opportunity to propose revisions to the terms of the Merger Agreement during a match right period. Notwithstanding a change in the recommendation by the Board, unless the Company terminates the Merger Agreement, the Company is still required to convene the meeting of its stockholders to vote on the adoption of the Merger Agreement.

The Merger Agreement contains certain termination rights for the Company and Parent, including, among others, the right of (1) either party to terminate the Merger Agreement if the Merger is not consummated by March 4, 2026 (subject to two automatic three-month extensions if certain closing conditions have not been satisfied), (2) the Company, prior to receiving the Company Stockholder Approval, to terminate the Merger Agreement in order to enter into a definitive acquisition agreement providing for a Superior Proposal and (3) Parent to terminate the Merger Agreement if the Board changes its recommendation with respect to the Merger Agreement.

Upon termination of the Merger Agreement under specified circumstances, including as a result of the Company terminating the Merger Agreement in order to enter into a definitive acquisition agreement with respect to a Superior Proposal or by Parent as a result of the Board changing its recommendation with respect to the Merger, the Company will be required to pay Parent a termination fee equal to $320 million. Additionally, upon termination of the Merger Agreement under specified circumstances relating to the failure to obtain certain specified antitrust or other regulatory approvals, Parent will be required to pay the Company a termination fee equal to $590 million.

The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Following the Effective Time, the Company’s securities will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 8.01	Other Events.

On September 5, 2024, the Company and Parent jointly issued a press release announcing the execution of the Merger Agreement.  A copy of the joint press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of September 4, 2024, by and among Verizon Communications Inc., France Merger Sub Inc. and Frontier Communications Parent, Inc.
99.1	Joint Press Release, dated as of September 5, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally to the SEC a copy of any omitted schedule upon request by the SEC.

Forward-Looking Statements

This communication contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements address our expectations or beliefs concerning future events, including, without limitation, statements that relate to the proposed transaction. These statements are made on the basis of management’s views and assumptions, as of the time the statements are made, regarding future events and performance and contain words such as “expect,” “intend,” “plan,” “may,” “will,” “would” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.

A wide range of factors could materially affect future developments and performance, including but not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the Company Stockholder Approval; (iii) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement relating to the proposed transaction, including in circumstances which would require the Company to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed transaction on the Company’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, suppliers and other business counterparties, or its operating results and business generally; (vii) risks related to the proposed transaction diverting management’s attention from the Company’s ongoing business operations; (viii) the amount of costs, fees and expenses related to the proposed transaction; (ix) the risk that the Company’s stock price may decline significantly if the Merger is not consummated; (x) the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; and (xi) (A) other risks discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”) and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (the “Quarterly Report”) filed by the Company with the Securities and Exchange Commission (the “SEC”), and, in particular, the risk factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report and the Quarterly Report and (B) any other risk factors identified from time to time in the Company’s other filings with the SEC. Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

This list of factors that may affect actual results and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. The Company does not intend, nor does it undertake any duty, to update any forward-looking statements.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Shareholders, which was filed with the SEC on April 3, 2024 (the “2024 Proxy”) (and available here). Please refer to the sections entitled “Proposal One: Election of Directors,” “Director Compensation,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management” in the 2024 Proxy. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the 2024 Proxy, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, including the Form 4s filed by: John Harrobin on May 7, 2024; William McGloin on May 7, 2024 and June 21, 2024; Scott C. Beasley on May 7, 2024; Mark D. Nielsen on May 7, 2024; John G. Stratton on May 7, 2024; Veronica Bloodworth on May 7, 2024; Alan Gardner on May 7, 2024; Maryann Turcke on May 30, 2024; Kevin L. Beebe on May 30, 2024; George Haywood Young III on May 30, 2024; Pamela L. Coe on May 30, 2024; Lisa Chang on May 30, 2024; Stephen Charles Pusey on May 30, 2024; Pratabkumar Vemana on May 30, 2024; and Margaret Mary Smyth on May 30, 2024. Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the Company’s proxy statement relating to the proposed transaction when it becomes available.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the proposed transaction, the Company intends to file relevant materials with the SEC, including the Company’s proxy statement in preliminary and definitive form. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT (IF AND WHEN AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders are or will be able to obtain the documents (if and when available) free of charge either from the SEC’s website at www.sec.gov or from the Company’s Investor Relations webpage at www.investor.frontier.com or by contacting the Company’s Investor Relations by e-mail at ir@ftr.com.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS PARENT, INC.

	By:	/s/ Mark Nielsen
		Name:	Mark Nielsen
		Title:	Executive Vice President, Chief Legal & Regulatory Officer

Date: September 5, 2024